Exhibit 10.2

Radius Health, Inc.

Employment Inducement Stock Option Agreement

This Stock Option Agreement (the “Agreement”) is entered into as of the Grant Date set forth below (the “Grant Date”) between Radius Health, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), and the individual identified in paragraph 1 below, currently residing at the address set out at the end of this Agreement (the “Optionee”).

1.Grant of Option; Incorporation of Terms of Plan.  Pursuant and subject to the terms of this Agreement, the Company grants to you, the Optionee identified in the table below, an option (the “Option”) to purchase from the Company all or any part of a total of the number of shares identified in the table below (the “Optioned Shares”) of the common stock, par value $0.0001 per share, in the Company (the “Stock”), at the exercise price per share set out in the table below.

Optionee	Jose Carmona

Number of Shares	125,000

Exercise Price Per Share	$34.96

Grant Date	May 15, 2017

Vesting Commencement Date	May 15, 2017

Expiration Date	May 15, 2027

This Option is made and granted as a stand-alone award and is not granted under or pursuant to the Company’s 2011 Equity Incentive Plan (as the same may be amended from time to time, the “Plan”).  Notwithstanding the foregoing, except as set forth in the immediately preceding sentence, the terms, conditions and definitions set forth in the Plan shall apply to the Option as though the Option had been granted under the Plan (including but not limited to the adjustment provision contained in Section 8 of the Plan) as an “Option,” as such term is used in the Plan, and the Option shall be subject to such terms, conditions and definitions, which are hereby incorporated into this Agreement by reference.  For the avoidance of doubt, the Option shall not be counted for purposes of calculating the aggregate number of shares of Stock that may be issued or transferred pursuant to Awards under the Plan.  You hereby acknowledge receipt of a copy of the Plan and agree to be bound by all the terms and provisions thereof.  In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

2.Character of Option. Nonstatutory Stock Option.

3.Expiration of Option.  No portion of the Option which has not become vested and exercisable at the date of your termination of employment or other service with the Company shall thereafter become vested and exercisable (and any such unvested portion shall thereupon be immediately forfeited), except as may be otherwise provided by the Board or Committee, as applicable, or as set forth in a written agreement between the Company and you.  This Option shall expire at 5:00 p.m. Eastern Time on the Expiration Date or, if earlier, the earliest of the dates specified in whichever of the following applies:

(a)If the termination of your employment or other service is on account of your death or disability, the date that is twelve (12) months from the date on which your employment or other service with the Company ends.

(b)If the termination of your employment or other service is due to any other reason, the date that is three (3) months from the date on which your employment or other service with the Company ends.

(c)If the Company terminates your employment or other service for cause, or at the termination of your employment or other service the Company had grounds to terminate your employment or other service for cause (whether then or thereafter determined), the start of business on the date on which the termination of your employment or other service with the Company ends.

4.Exercise of Option.  Subject to Section 3, this Option will vest and become exercisable as to 25% of the Optioned Shares on the first anniversary of the Vesting Commencement Date and as to 1/48th of the Optioned Shares on the same day of each of the 36 consecutive months thereafter, provided that each Optioned Share which would be fractionally vested shall be cumulated and shall vest on the first vesting date upon which the whole Optioned Share has cumulated.  However, during any period that this Option remains outstanding after your employment or other service with the Company ends, you may exercise it only to the extent it was exercisable immediately prior to the end of your employment or other service.  The procedure for exercising this Option is described in Section 7.1(e) of the Plan (Method of Exercise).

5.Transfer of Option.  You may not transfer this Option except by will or the laws of descent and distribution, and, during your lifetime, only you may exercise this Option.  After your death, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Sections 3 and 4, be exercised by your personal representative or by any person empowered to do so under your will or under the then-applicable laws of descent and distribution.

6.Community Property.  Without prejudice to the actual rights of the spouses as between each other, for all purposes of this Agreement, you shall be treated as agent and attorney-in-fact for that interest held or claimed by your spouse with respect to this Option and any Optioned Shares and the parties hereto shall act in all matters as if you were the sole owner of this Option and (following exercise) any such Optioned Shares.  This appointment is coupled with an interest and is irrevocable.

7.Employment Inducement Grant.  This Option is intended to constitute an “employment inducement grant” under NASDAQ Listing Rule 5635(c)(4), and consequently is intended to be exempt from the NASDAQ rules regarding shareholder approval of stock option and stock purchase plans. This Agreement and the terms and conditions of the Option shall be interpreted in accordance and consistent with such exemption.

8.Rights as Stockholder.  The holder of the Option shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any shares of Stock purchasable upon the exercise of any part of the Option unless and until such shares of Stock shall have been issued by the Company to such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).

9.Miscellaneous.  The Board or Committee, as applicable, shall have the power to interpret this Agreement and to adopt such rules for the administration, interpretation and application of this Agreement and the Plan as are consistent therewith and to interpret, amend or revoke any such rules.  This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof and shall be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guardian, or other legal representative of you.  The Plan and this Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and you with respect to the subject matter hereof.  Capitalized terms used but not defined herein shall have the meaning assigned under the Plan.  This Agreement may be executed in one or more counterparts all of which together shall constitute but one instrument.

10.Tax Consequences.  The Company makes no representation or warranty as to the tax treatment to you of your receipt or exercise of this Option or upon your sale or other disposition of the Optioned Shares.  You should rely on your own tax advisors for such advice.

11.Consideration to the Company.  In consideration of the grant of the Option by the Company, you agree to render faithful and efficient services to the Company or any Affiliate.  Nothing in the Plan or this Agreement shall confer upon you any right to continue in the employ or service of the Company or any Affiliate or shall interfere with or restrict in any way the rights of the Company and its Affiliates, which rights are hereby expressly reserved, to discharge or terminate your services at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or an Affiliate and you.

12.Limitations Applicable to Section 16 Persons.  Notwithstanding any other provision of the Plan or this Agreement, if you are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Plan, the Option and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule.  To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

13.Conformity to Securities Laws.  You acknowledge that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act of 1933, as amended, and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations.  Notwithstanding anything herein to the contrary, the Option is granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations.  To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

In Witness Whereof, the parties have executed this Agreement as a sealed instrument as of the date first above written.

RADIUS HEALTH INC.

By:	/s/ Robert E. Ward	/s/ Jose Carmona
Name: Title:	Robert E. Ward President and Chief Executive Officer	Signature of Optionee
Optionee’s Address:

721 Thomas Road
Philadelphia, PA 19118